As filed with the Securities and Exchange Commission on December 15, 2022

No. 333-265014

No. 333-263854

No. 333-261808

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-265014

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263854

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-261808

UNDER THE SECURITIES ACT OF 1933

Legacy EJY, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1566891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1209 Orange Street Wilmington, DE	19801
(Address of Principal Executive Offices)	(Zip Code)

Enjoy Technology, Inc. 2021 Equity Incentive Plan

Enjoy Technology, Inc. 2021 Employee Stock Purchase Plan

Enjoy Technology, Inc. 2014 Equity Incentive Plan

(Full title of the plan)

Tiffany N. Meriweather

Chief Legal Officer and Corporate Secretary

Legacy EJY, Inc.

1209 Orange Street

Wilmington, DE 19801

Tel: (888) 463-6569

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On June 30, 2022, Legacy EJY, Inc. (formerly known as Enjoy Technology, Inc.) (the “Company”) and certain of its wholly owned subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions (and the cases commenced thereby, the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on June 30, 2022 (the “Petition Date”). The Chapter 11 Cases are being jointly administered under the caption “In re Legacy EJY Inc., et al., Case No. 22-10580 (JKS).”

On August 31, 2022, the Debtors completed a sale of substantially all of their assets conducted under Section 363 of the Bankruptcy Code pursuant to that certain Asset Purchase Agreement, dated as of July 25, 2022, as amended, with Asurion, LLC.

On December 14, 2022, the Bankruptcy Court entered an order confirming the Debtors’ Chapter 11 Plan of Liquidation (the “Plan”), pursuant to which all shares of common stock and other equity interests in the Company are cancelled and extinguished as of the date hereof.

The Company has terminated all offerings of its common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the below-listed registration statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”). Effective upon the filing of these post-effective amendments (each a “Post-Effective Amendment”, and collectively, the “Post-Effective Amendments”), the Company removes from registration all such Common Stock of the Company that are registered but unsold under the Registration Statements, if any, amends the Registration Statements, as appropriate, to reflect the deregistration of such Common Stock, and terminates their effectiveness:

•	Registration Statement No. 333-265014, registering 713,157 shares of Common Stock issuable upon the settlement of restricted stock unit awards issued pursuant to the 2021 Equity Incentive Plan.

•

Registration Statement No. 333-263854, registering 7,492,009 shares of Common Stock issuable pursuant to the 2021 Equity Incentive Plan and 1,498,401 shares of Common Stock issuable pursuant to the 2021 Employee Stock Purchase Plan.

•

Registration Statement No. 333-261808, registering 11,282,583 shares of Common Stock issuable pursuant to the 2021 Equity Incentive Plan, 2,383,437 shares of Common Stock issuable pursuant to the 2021 Employee Stock Purchase Plan, and 9,460,522 shares of Common Stock issuable pursuant to the 2014 Equity Incentive Plan.

These filings are made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, on December 15, 2022.

LEGACY EJY, INC.

By:	/s/ Tiffany N. Meriweather
Name:	Tiffany N. Meriweather
Title:	Chief Legal Officer and Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Act.